                                                                  Exhibit 99.1
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                ------------

                                 FORM 11-K


          FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
            AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


(Mark One)

   /X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
         For the fiscal year ended December 31, 1995

                                   OR

  / / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
         For the transition period from ---------------- to -----------------


                        Commission File No. 1-10053


A. FULL TITLE OF THE PLAN AND THE ADDRESS OF THE PLAN, IF DIFFERENT FROM THAT OF THE ISSUER NAMED BELOW:

                ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN


B. NAME OF ISSUER OF THE SECURITIES HELD PURSUANT TO THE PLAN AND THE ADDRESS OF ITS PRINCIPAL EXECUTIVE OFFICE:


                             ORYX ENERGY COMPANY

                               13155 NOEL ROAD
                            DALLAS, TX 75240-5067


- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                                   SIGNATURE


THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed by the undersigned, thereunto duly authorized.


                                       Oryx Energy Company
                                    Capital Accumulation Plan


                                 By: /S/ FRANCES G. HEARTWELL
                                    ---------------------------------
                                      Frances G. Heartwell
                                      PLAN ADMINISTRATOR

Date:  May 31, 1996

               ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                                   INDEX

                                                                                         PAGE
                                                                                         ----
Report of Independent Accountants                                                         F-1
Balance Sheet as of December 31, 1995                                                     F-2
Balance Sheet as of December 31, 1994                                                     F-3
Statement of Income and Changes in Plan Equity for the Year Ended December 31, 1995       F-4
Statement of Income and Changes in Plan Equity for the Year Ended December 31, 1994       F-5
Statement of Income and Changes in Plan Equity for the Year Ended December 31, 1993       F-6
Notes to Financial Statements                                                             F-7

Schedules
  Schedules I, II, and III have been omitted because the required information is shown in the financial statements or notes thereto.
Exhibits
  a.  Consent of Independent Accountants

                      REPORT OF INDEPENDENT ACCOUNTANTS




To the Plan Administrator of the Oryx Energy Company
  Capital Accumulation Plan:

We have audited the accompanying balance sheets of the Oryx Energy Company Capital Accumulation Plan as of December 31, 1995 and 1994, and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Oryx Energy Company Capital Accumulation Plan as of December 31, 1995 and 1994, and the results of its operations for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                       COOPERS & LYBRAND L.L.P.


Dallas, Texas
May 31, 1996

                ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                               BALANCE SHEET
                             DECEMBER 31, 1995
                          (THOUSANDS OF DOLLARS)

                                                                                PARTICIPANT DIRECTED
                                            ----------------------------------------------------------------------------------------
                                                                    VANGUARD               VANGUARD
                                             VANGUARD                 U.S.     VANGUARD  INTERNATIONAL  STABLE                ORYX
                                             BALANCED    VANGUARD    GROWTH    EXPLORER      GROWTH     VALUE    PARTICIPANT  STOCK
ASSETS                                      INDEX FUND  WINDSOR II  PORTFOLIO    FUND      PORTFOLIO     FUND       LOANS     FUND
                                            ----------  ----------  ---------  --------  -------------  ------   -----------  -----
Investments, at Market Value
 (Notes 1 and 2):
 Participation in:
   Short-term investment fund (cost
    approximates market value)               $   -       $   -       $  -       $  -        $  -       $   -       $    4    $   -
   Registered investment funds
    (cost $41,910)                            13,284      18,239      5,989      4,968       5,347         -          -          -
   Capital preservation fund (cost $57,533)      -           -          -          -           -        57,533        -          -
   Oryx Energy Company common
    stock fund, participant directed
    (758,412 shares; cost $13,464)               -           -          -          -           -           -          -       10,144
   Oryx Energy Company common
    stock fund, non-participant directed
    (213,251 shares; cost $2,688)                -           -          -          -           -           -          -          -
   Oryx Energy Company leveraged
    ESOP common stock fund
    (2,516,789  shares; cost
    $96,408) (Note 4)                            -           -          -          -           -           -          -          -
   Participant loans                             -           -          -          -           -           -        5,402        -
Cash and receivables                             -           -          -          -           -            27        -          -
                                             -------     -------    -------     ------      ------     -------     ------    -------
TOTAL ASSETS                                 $13,284     $18,239    $ 5,989     $4,968      $5,347     $57,560     $5,406    $10,144
                                             -------     -------    -------     ------      ------     -------     ------    -------
                                             -------     -------    -------     ------      ------     -------     ------    -------
LIABILITIES AND PLAN EQUITY
Withdrawals and Other Benefits Payable       $   276     $   430    $    35     $   84      $  130     $ 1,108     $  -      $   153
ESOP Note Payable (Note 4)                       -           -          -          -           -           -          -          -
Plan Equity (Deficit)                         13,008      17,809      5,954      4,884       5,217      56,452      5,406      9,991
                                             -------     -------    -------     ------      ------     -------     ------    -------
TOTAL LIABILITIES AND PLAN EQUITY            $13,284     $18,239    $ 5,989     $4,968      $5,347     $57,560     $5,406    $10,144
                                             -------     -------    -------     ------      ------     -------     ------    -------
                                             -------     -------    -------     ------      ------     -------     ------    -------

                                              NON-PARTICIPANT
                                                  DIRECTED
                                             -----------------

                                              ORYX
                                              STOCK    LESOP
ASSETS                                        FUND      FUND      TOTAL
                                             -------  --------  --------
Investments, at Market Value
 (Notes 1 and 2):
 Participation in:
   Short-term investment fund (cost
    approximates market value)               $  -    $    -     $      4
   Registered investment funds
    (cost $41,910)                              -         -       47,827
   Capital preservation fund (cost $57,533)     -         -       57,533
   Oryx Energy Company common
    stock fund, participant directed
    (758,412 shares; cost $13,464)              -         -       10,144
   Oryx Energy Company common
    stock fund, non-participant directed
    (213,251 shares; cost $2,688)             2,852       -        2,852
   Oryx Energy Company leveraged
    ESOP common stock fund
    (2,516,789  shares; cost
    $96,408) (Note 4)                           -      33,662     33,662
   Participant loans                            -         -        5,402
Cash and receivables                            -         -           27
                                             ------  --------   --------
TOTAL ASSETS                                 $2,852  $ 33,662   $157,451
                                             ------  --------   --------
                                             ------  --------   --------
LIABILITIES AND PLAN EQUITY

Withdrawals and Other Benefits Payable       $  -    $    100   $  2,316
ESOP Note Payable (Note 4)                      -      99,092     99,092
Plan Equity (Deficit)                         2,852   (65,530)    56,043
                                             ------  --------   --------
TOTAL LIABILITIES AND PLAN EQUITY            $2,852  $ 33,662   $157,451
                                             ------  --------   --------
                                             ------  --------   --------

                           (See Accompanying Notes)

                ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                                BALANCE SHEET
                              DECEMBER 31, 1994
                            (THOUSANDS OF DOLLARS)

                                                                                                                 STABLE
                                                                                                  VANGUARD        VALUE
                                              VANGUARD                  VANGUARD     VANGUARD   INTERNATIONAL     FUND
                                              BALANCED     VANGUARD    U.S. GROWTH   EXPLORER      GROWTH       (FORMERLY
ASSETS                                       INDEX FUND   WINDSOR II    PORTFOLIO      FUND       PORTFOLIO      FUND C)
                                             ----------   ----------   -----------   --------   -------------   ---------
Investments, at Market Value
  (Notes 1 and 2):
  Participation in:
    Short-term investment fund (cost
     approximates market value)               $   -        $   -         $  -        $  -          $  -         $   -
    Registered investment funds
     (cost $36,745)                            10,957       11,995        2,979       3,316         6,016           -
    Capital preservation fund (cost $5,263)       -            -            -           -             -          61,316
    Oryx Energy Company common
     stock fund (861,504 shares;
     cost $16,977)                                -            -            -           -             -             -
    Oryx Energy Company leveraged
     ESOP common stock fund
     (2,622,512 shares; cost
     $100,673) (Note 4)                           -            -            -           -             -             -
    Participant loans                             -            -            -           -             -             -
Cash and receivables                                1          -            -           -             -             -
                                              -------      -------       ------      ------        ------       -------
TOTAL ASSETS                                  $10,958      $11,995       $2,979      $3,316        $6,016       $61,316
                                              -------      -------       ------      ------        ------       -------
                                              -------      -------       ------      ------        ------       -------
LIABILITIES AND PLAN EQUITY

Withdrawals and Other Benefits Payable        $    41      $    34       $    2      $   25        $    5       $   122
ESOP Note Payable (Note 4)                        -            -            -           -             -             -
Plan Equity (Deficit)                          10,917       11,961        2,977       3,291         6,011        61,194
                                              -------      -------       ------      ------        ------       -------
TOTAL LIABILITIES AND PLAN EQUITY             $10,958      $11,995       $2,979      $3,316        $6,016       $61,316
                                              -------      -------       ------      ------        ------       -------
                                              -------      -------       ------      ------        ------       -------

                                                            ORYX STOCK
                                                               FUND          LESOP
                                                            (FORMERLY         FUND
                                             PARTICIPANT      FUNDS D      (FORMERLY
ASSETS                                          LOANS        AND ESOP)      FUND L)     TOTAL
                                             -----------    ----------     ---------  ---------
Investments, at Market Value
  (Notes 1 and 2):
  Participation in:
    Short-term investment fund (cost
     approximates market value)               $    4         $   -        $    -      $      4
    Registered investment funds
     (cost $36,745)                              -               -             -        35,263
    Capital preservation fund (cost $5,263)      -               -             -        61,316
    Oryx Energy Company common
     stock fund (861,504 shares;
     cost $16,977)                               -            10,231           -        10,231
    Oryx Energy Company leveraged
     ESOP common stock fund
     (2,622,512 shares; cost
     $100,673) (Note 4)                          -               -          31,143      31,143
    Participant loans                          5,749             -             -         5,749
Cash and receivables                             -               -              10          11
                                              ------         -------      --------    --------
TOTAL ASSETS                                  $5,753         $10,231      $ 31,153    $143,717
                                              ------         -------      --------    --------
                                              ------         -------      --------    --------
LIABILITIES AND PLAN EQUITY

Withdrawals and Other Benefits Payable        $  -           $    72      $    113    $    414
ESOP Note Payable (Note 4)                       -               -          99,092      99,092
Plan Equity (Deficit)                          5,753          10,159       (68,052)     44,211
                                              ------         -------      --------    --------
TOTAL LIABILITIES AND PLAN EQUITY             $5,753         $10,231      $ 31,153    $143,717
                                              ------         -------      --------    --------
                                              ------         -------      --------    --------

                          (See Accompanying Notes)

                ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
               STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1995
                       (THOUSANDS OF DOLLARS)


                                                              PARTICIPANT DIRECTED
                         -------------------------------------------------------------------------------------------
                                                                         VANGUARD
                          VANGUARD                VANGUARD    VANGUARD  INTERNATIONAL                          ORYX
                          BALANCED    VANGUARD   U.S. GROWTH  EXPLORER   GROWTH       STABLE     PARTICIPANT   STOCK
                         INDEX FUND  WINDSOR II   PORTFOLIO    FUND     PORTFOLIO    VALUE FUND    LOANS       FUND
                         ----------  ----------  ----------   --------  ---------    ----------  ----------   ------
Additions (Deductions):
 Employee contributions   $    560    $    977    $   333     $   349   $   445      $  1,815    $    -      $   158
 Employer contributions          -           -          -           -         -             -         -            -
 Interfund transfers            (7)      2,148      1,840         630    (1,154)       (1,596)     (473)        (655)
 Dividend income               502       1,044        241         380       142             -         -            -
 Interest income                 -           -          -           -         -         4,355       343           10
 Other receipts
   (disbursements)               1           1          -           -         -             5         -           28
 Realized gain (loss) on
   investments (Note 5)        194         318        195          83        73             -         -       (1,965)
 Unrealized appreciation
   (depreciation) of
   investments (Note 5)      2,260       3,296        893         441       509             -         -        3,430
 Withdrawals and other
   benefit payments         (1,417)     (1,934)      (524)       (289)     (808)       (9,275)     (217)      (1,162)
 Administrative expense
   (Note 2)                     (2)         (2)        (1)         (1)       (1)          (46)        -          (12)
                          --------    --------    -------    --------   -------      ---------  -------     --------
Net Additions (Deductions)   2,091       5,848      2,977       1,593      (794)       (4,742)     (347)        (168)
Plan Equity (Deficit),
   January 1, 1995          10,917      11,961      2,977       3,291     6,011        61,194     5,753       10,159
                          --------    --------    -------    --------   -------      ---------  -------     --------
Plan Equity (Deficit),
   December 31, 1995      $ 13,008    $ 17,809    $ 5,954    $  4,884   $ 5,217      $ 56,452   $ 5,406     $  9,991
                          --------    --------    -------    --------   -------      ---------  -------     --------
                          --------    --------    -------    --------   -------      ---------  -------     --------

                          NON-PARTICIPANT DIRECTED
                          ------------------------
                          ORYX
                          STOCK        LESOP
                          FUND         FUND        TOTAL
                          --------   ---------     --------
Additions (Deductions):
 Employee contributions   $      -   $       -     $  4,637
 Employer contributions      2,805           -        2,805
 Interfund transfers            (4)       (729)           -
 Dividend income                 -           -        2,309
 Interest income                 -           3        4,711
 Other receipts
   (disbursements)              (5)          -           30
 Realized gain (loss) on
   investments (Note 5)         14      (2,884)      (3,972)
 Unrealized appreciation
   (depreciation) of
   investments (Note 5)        163       6,784       17,776
 Withdrawals and other
   benefit payments           (121)       (652)     (16,399)
 Administrative expense
   (Note 2)                      -           -          (65)
                          --------   ---------     --------
Net Additions (Deductions)   2,852       2,522       11,832
Plan Equity (Deficit),
   January 1, 1995               -     (68,052)      44,211
                          --------   ---------     --------
Plan Equity (Deficit),
   December 31, 1995      $  2,852   $ (65,530)    $ 56,043
                          --------   ---------     --------
                          --------   ---------     --------



(See Accompanying Notes)

                ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
               STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1994
                       (THOUSANDS OF DOLLARS)



                                                                                                         VANGUARD         STABLE
                                                 VANGUARD                   VANGUARD      VANGUARD     INTERNATIONAL     VALUE FUND
                                     FUND A/     BALANCED     VANGUARD     U.S. GROWTH    EXPLORER        GROWTH         (FORMERLY
                                     FUND B     INDEX FUND    WINDSOR II    PORTFOLIO       FUND         PORTFOLIO         FUND C)
                                 ----------      ---------    ---------      --------     --------      --------         ---------
Additions (Deductions):
  Assets transferred in (out)    $  (24,136)     $  14,121    $  12,486      $  2,947     $  2,861      $  4,935         $ (11,530)
  Employee contributions                  -            566        1,040           300          346           549             2,048
  Employer contributions                  -              -            -             -            -             -                 -
  Interfund transfers                     -         (1,424)         (66)           96          343         1,252               257
  Dividend income                         -            446          736            35          177            79                 -
  Interest income                         -              -            -             -            -             -             4,829
  Other receipts
    (disbursements)                       -             (3)           -             -            -             -               (14)
  Realized gain (loss) on
    investments (Note 5)                  -           (126)         (27)            8          (11)           21                 -
  Unrealized appreciation
    (depreciation) of
    investments (Note 5)                  -           (512)        (822)           74         (131)          (91)                -
  Withdrawals and other
    benefit payments                      -         (2,150)      (1,384)         (482)        (293)         (733)          (12,623)
  Interest expense (Note 4)               -              -            -             -            -             -                 -
  Administrative expense
     (Note 2)                             -             (1)          (2)           (1)          (1)           (1)              (33)
                                 ----------      ---------    ---------      --------     --------      --------         ---------
Net Additions (Deductions)          (24,136)        10,917       11,961         2,977        3,291         6,011           (17,066)
Plan Equity (Deficit),
   January 1, 1994                   24,136              -            -             -            -             -            78,260
                                 ----------      ---------    ---------      --------     --------      --------         ---------
Plan Equity (Deficit),
    December 31, 1994            $        -      $  10,917    $  11,961      $  2,977     $  3,291      $  6,011         $  61,194
                                 ----------      ---------    ---------      --------     --------      --------         ---------
                                 ----------      ---------    ---------      --------     --------      --------         ---------


                                                ORYX STOCK
                                                   FUND        LESOP
                                                 (FORMERLY      FUND
                                 PARTICIPANT     FUNDS D      (FORMERLY
                                    LOANS        AND ESOP)      FUND L)        TOTAL
                                 ----------     ----------    ---------      --------
Additions (Deductions):
  Assets transferred in (out)    $        -     $   (1,684)   $       -      $      -
  Employee contributions                  -            171            -         5,020
  Employer contributions                  -              -       11,194        11,194
  Interfund transfers                   849           (983)        (324)            -
  Dividend income                         -              -            -         1,473
  Interest income                       329              2            3         5,163
  Other receipts
    (disbursements)                     (20)             8            -           (29)
  Realized gain (loss) on
    investments (Note 5)                  -         (7,466)      (2,045)       (9,646)
  Unrealized appreciation
    (depreciation) of
    investments (Note 5)                  -          2,249      (12,271)      (11,504)
  Withdrawals and other
    benefit payments                   (473)        (2,826)        (988)      (21,952)
  Interest expense (Note 4)               -              -       (8,563)       (8,563)
  Administrative expense
     (Note 2)                             -            (16)           -           (55)
                                 ----------     ----------    ---------      --------
Net Additions (Deductions)              685        (10,545)     (12,994)      (28,899)
Plan Equity (Deficit),
   January 1, 1994                    5,068         20,704      (55,058)       73,110
                                 ----------     ----------    ---------      --------
Plan Equity (Deficit),
    December 31, 1994            $    5,753     $   10,159    $ (68,052)     $ 44,211
                                 ----------     ----------    ---------      --------
                                 ----------     ----------    ---------      --------




(See Accompanying Notes)

                 ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                 STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1993
                          (THOUSANDS OF DOLLARS)

                                                                                      PARTICIPANT   FUND
                                              FUND A     FUND B     FUND C     FUND D    LOANS      ESOP       FUND L      TOTAL
                                              -------    -------    -------    ------    ------    -------    --------    --------
Additions (Deductions):
  Employee contributions                      $ 1,094    $   640    $ 3,007    $  639    $    -    $     -    $      -    $  5,380
  Employer contributions                            -          -          -         -         -          -      10,084      10,084
  Interfund transfers                             (52)     1,830     (2,177)     (578)    2,125       (806)       (342)          -
  Dividend income                                 337        511          -       112         -        378       1,090       2,428
  Interest income                                   -          -      6,296         3       248         24           6       6,577
  Other receipts                                    -          -          -         1         -          2           3           6
  Realized gain (loss) on investments
   (Note 5)                                     5,116      2,168          -      (693)        -     (1,139)       (742)      4,710
  Unrealized appreciation (depreciation) of
   investments (Note 5)                        (4,434)    (1,300)         -        37         -       (703)     (5,604)    (12,004)
  Withdrawals and other benefit payments       (1,080)      (835)    (8,335)     (323)      (44)    (2,005)       (676)    (13,298)
  Interest expense (Note 4)                         -          -          -         -         -          -      (8,819)     (8,819)
  Administrative expense (Note 2)                 (16)       (51)       (74)      (13)        -        (15)          -        (169)
                                              -------    -------    -------    ------    ------    -------    --------    --------
Net Additions (Deductions)                        965      2,963     (1,283)     (815)    2,329     (4,264)     (5,000)     (5,105)

Plan Equity (Deficit), January 1, 1993         11,394      8,814     79,543     5,529     2,739     20,254     (50,058)     78,215
                                              -------    -------    -------    ------    ------    -------    --------    --------
Plan Equity (Deficit), December 31, 1993      $12,359    $11,777    $78,260    $4,714    $5,068    $15,990    $(55,058)   $ 73,110
                                              -------    -------    -------    ------    ------    -------    --------    --------
                                              -------    -------    -------    ------    ------    -------    --------    --------


                           (See Accompanying Notes)

                 ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                       NOTES TO FINANCIAL STATEMENTS

1. GENERAL DESCRIPTION:

The Oryx Energy Company Capital Accumulation Plan (Plan) is a combined stock bonus and employee stock ownership plan (ESOP) sponsored by Oryx Energy Company (Oryx Energy or Company) and became effective on November 1, 1988. The Plan provides an individual account for each participant. Amounts disbursed to participants or conversions between funds are based solely upon amounts contributed to each participant's account adjusted to reflect any withdrawals and distributions, investment earnings attributable to such fund balances and appreciation or depreciation of the market value of the fund.

This summary of information about the Plan is qualified in its entirety by reference to the provisions of the Plan, as amended.

EMPLOYEE CONTRIBUTIONS

In general, an employee may instruct the employer to contribute to the Plan up to five percent, in whole percentages, of base pay (Earnings) on either a pre-tax basis or post-tax basis. Earnings exclude such payments as bonuses, overtime and premium payments. An employee may also elect to make additional contributions of up to 10 percent of Earnings. The additional contributions may be on either a pre-tax basis, post-tax basis or any combination thereof. An employee who cannot make pre-tax contributions of five percent of Earnings due to certain limitations imposed by the Internal Revenue Code of 1986, as amended (Code), as described in Note 3, can nonetheless make post-tax contributions up to the limits imposed by the Plan, subject to the additional Code limitations described in Note 3.

EMPLOYER CONTRIBUTIONS

The first five percent of employee contributions are matched by the Company at 110 percent up to the first $50 thousand of employee Earnings and at 100 percent thereafter (Employer Contributions). From time to time, the Company also contributes additional amounts when necessary to meet the loan repayment requirements on the ESOP Notes described in Note 4.

VESTING RIGHTS

Participants are immediately 100 percent vested in their account balances derived from Company contributions, employee contributions and any amounts rolled-over to the Plan from another eligible retirement plan.

PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

                 ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

PARTICIPANT INVESTMENT PROGRAMS

Employee contributions and certain employer contributions are invested by the trustee as directed by participants. Participants make investment elections to have their contributions invested in any combination of the seven funds listed below in increments of one percent. In addition, participants may convert past investments into any of the seven funds by making fund transfers. These fund conversions may be made in one percent increments. A portion of each fund is maintained in short-term investments for
administration of the fund.   Effective January 1, 1994, Vanguard Fiduciary
Trust Company (Vanguard) replaced Bankers Trust Company as the trustee for investment activity. In connection with this change, Funds A and B were replaced by five mutual funds offered by Vanguard. Funds C, D, ESOP and L
remained essentially unchanged, but were renamed.   Additionally, Fund D and
Fund ESOP were merged into the Oryx Stock Fund.

As of January 1, 1994, participants had the option of investing their contributions in any of the following funds:

VANGUARD BALANCED INDEX FUND: Employs two investment strategies--balancing and indexing--in seeking to provide both current income and the potential for capital growth. The fund attempts to replicate, with respect to 60 percent of its net assets, the performance of the Wilshire 5000 Index, a broad-based barometer of the U.S. stock market. With respect to the remaining 40 percent of its net assets, the fund attempts to replicate the performance of the Lehman Brothers Aggregate Bond Index, a recognized benchmark of the U.S. bond market.

VANGUARD WINDSOR II: Pursues a growth and income strategy that emphasizes stocks with price-earnings ratios lower than the market and dividend yields higher than the market. The fund's advisors employ both fundamental and quantitative analysis to identify stocks for purchase.

VANGUARD U.S. GROWTH PORTFOLIO: Invests in stocks of seasoned companies based in the U.S. The portfolio emphasizes growth companies with strong market positions, reasonable financial strength and relatively low sensitivity to changing economic conditions.

VANGUARD EXPLORER FUND: Invests in the stock of small or unseasoned companies--generally with a market value between $75 million and $200 million--that are deemed to offer favorable prospects for growth.

VANGUARD INTERNATIONAL GROWTH PORTFOLIO: Invests in non-U.S. equity securities selected for long-term capital appreciation potential. The portfolio tends to be widely diversified geographically, with assets invested in as many as thirty foreign stock markets.

                 ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

STABLE VALUE FUND (FORMERLY FUND C): Seeks to provide relatively stable returns, current income, and preservation of principal by investing in high credit-quality instruments. The fund holds investment contracts issued by insurance companies, investment contracts backed by U.S. Government obligations and high credit-quality corporate bonds (including mutual funds that invest in such obligations).

As of December 31, 1995 the Stable Value Fund held the following contracts:

                                             EFFECTIVE      PERCENT OF
                                               ANNUAL       INVESTMENT
                                           INTEREST RATE  FUND VALUE AT      LAST
                                              (NET OF      DECEMBER 31,    MATURITY
             COMPANY                         EXPENSES)        1995           DATE
             -------                       -------------  -------------    --------
Allstate Life Insurance Company                8.90%            8          12/10/96
American International Life Assurance
 Company of New York                           5.36%           15           7/31/98
Bankers Trust Company  - FNMA                  7.55%            4           6/25/97
Hartford Life Insurance Company                6.60%           12           12/1/97
Morgan Guarantee Trust Company                 6.39%           18              *
New York Life Insurance Company                7.92%            5           3/31/98
New York Life Insurance Company                8.40%            3           7/15/96
The Canada Life Assurance Company              9.32%            4           1/16/96
The Prudential Insurance Company of America    9.42%            8           8/15/97
The Travelers Insurance Companies              8.75%            5           3/15/96
The Travelers Insurance Companies              8.60%            5           9/16/96

* At any time, either party may terminate the agreement by giving written notice.

ORYX STOCK FUND: Invests in Oryx Energy Company common stock, par value $1 per share (Oryx Common Stock). Cash contributions directed for investment in this fund are used by Vanguard, as trustee, to purchase Oryx Common Stock on securities exchanges and from Oryx Energy, individual stockholders, the trustee of the Oryx Energy Company Retirement Plan or any other bona fide offeror of such Oryx Common Stock, at the lowest price obtainable at the time.

Effective January 1, 1995, Employer Contributions may be made in the form of shares of Company stock. These Employer Contributions are made to the Oryx Stock Fund and are reported as non-participant directed.

Prior to January 1, 1994, participants had the option of investing their contributions in any of the following funds:

FUND A: THE DIVERSIFIED STOCK FUND: A fund invested by investment managers primarily in a broadly diversified portfolio consisting of common stock, preferred stock, other types of equity investments and/or an index fund. The fund did not invest in any Oryx Energy securities except that an index fund may have contained Oryx Energy securities. The equity securities in Fund A were invested in an index fund maintained and managed by Wells Fargo Nikko Investment Advisors which was designed to provide investment results similar to the Standards & Poor's Composite Index of 500 Stocks.

                 ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

FUND B: THE DIVERSIFIED INVESTMENT FUND: A fund invested by investment managers primarily in an asset allocation fund consisting of a combination of equity investments (diversified common and preferred stocks, other types of equity investments and/or an index fund) and fixed income securities. The investment managers increased or decreased these asset classes at their sole discretion based upon expected return and risk assumptions for the available investment alternatives. The fund did not invest in any Oryx Energy securities except that an index fund may have contained Oryx Energy securities. The Diversified Investment Fund was managed by Wells Fargo Nikko Investment Advisors.

FUND C: THE CAPITAL PRESERVATION FUND: A fund primarily invested in contracts issued by insurance companies or banks and obligations of U.S. Government agencies that provide a stated rate of return for a fixed period of time.
The interest credited to participants' accounts was a blended rate based on a weighted average of all the contracts owned by the fund. Bankers Trust Company was the trustee of Fund C and held the investment contracts. Certus Financial Corporation served as an advisor/manager in selecting investments for this fund through June 30, 1993, when Vanguard Fiduciary Trust Company (Vanguard) assumed this responsibility.

FUND D: THE ORYX ENERGY COMPANY COMMON STOCK FUND: A fund invested in Oryx Common Stock. Cash contributions directed for investment in this fund were used by Bankers Trust, as trustee, to purchase Oryx Common Stock on securities exchanges and from Oryx Energy, individual stockholders, the trustee of the Oryx Energy Company Retirement Plan or any other bona fide offeror of such Oryx Common Stock, at the lowest price obtainable at the time.

INVESTMENT OF EMPLOYER CONTRIBUTIONS

Effective January 1, 1995, each Plan year the Employer Contributions may be made in cash or in the form of shares of Company stock.

All Employer Contributions made in cash (Cash Contributions) are invested in the LESOP Fund (formerly Fund L), a fund primarily invested in Oryx Common Stock and held in trust by State Street Bank and Trust Company. Cash Contributions are made in such amounts as are necessary to fund quarterly loan payments on the ESOP Notes (no amounts due in 1995, see Note 4). These Cash Contributions, along with any dividends paid on the shares acquired with the loan proceeds, are used by the Plan to repay the principal and interest on the original $110 million ESOP loan. As loan payments are made, shares held in the unallocated account are released and allocated (or credited) to individual employee accounts. The number of shares released after each loan payment is based on the ratio of the current loan payment to the sum of all future loan payments. The shares released are allocated proportionally to individual employee accounts based on the amount of each employee's Employer Contribution relative to total Employer Contributions. Participants also receive an allocation of shares representing any dividends due on shares held in their accounts.

Employer Contributions made in the form of Company stock are included in the Non-Participant Directed Oryx Stock Fund. During 1994, all Employer Contributions were made in cash. During 1995, all Employer Contributions were made in the form of Company stock.

                 ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

INVESTMENT OF FUND EARNINGS

Generally, earnings from dividends and interest on each of the funds are retained by the trustee and reinvested in the same fund. Participants may elect to receive any dividends on certain Oryx Common Stock held in the Oryx Stock Fund from Employer Contributions made prior to August 1, 1989.

PARTICIPANT LOANS

Effective November 1, 1992, participants may obtain loans from their account balances in any of the Vanguard Funds and/or the Participant Directed Oryx Stock Fund of the Plan. Participant loans are administered in accordance with the provisions of Code Section 72(p) and Department of Labor (DOL) Regulation Section 2550.408b-1. The loan amount may be up to 50 percent of a participant's available balance, subject to a maximum of $50 thousand. The loan bears interest based on the prime rate in effect on the first day of the month in which the loan is applied for plus one percent. Personal loans may have a term of up to five years and residential loans up to 15 years. Both the principal and interest portions of loan repayments are reinvested in the participant's accounts in accordance with his current investment elections. Defaults on loan repayments are treated as distributions.

INVESTMENT PROGRAM PARTICIPANTS

There were 1,440; 1,654 and 1,923 participants at December 31, 1995, 1994 and 1993, respectively, who participated in one or more of the funds.
Participant accounts in each of the funds at December 31 were as follows:

                                                1995     1994
                                               -----    -----
         Balanced Index Fund                     691      772
         Windsor II                              788      809
         U.S. Growth Portfolio                   491      441
         Explorer Fund                           473      469
         International Growth Portfolio          570      684
         Stable Value Fund                     1,109    1,277
         LESOP Fund                              895    1,247
         Oryx Stock Fund                       1,248    1,176

                                                         1993
                                                        -----
         Fund A                                           759
         Fund B                                           652
         Fund C                                         1,599
         Fund D                                           620
         Fund ESOP                                      1,709
         Fund L                                         1,555

                 ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Plan utilizes the accrual basis of accounting and has a fiscal year end of December 31.

INVESTMENTS

The valuation of the Plan's investments in all funds is based on the market value of the assets held in the funds. The Plan's relative interest in the investment funds underlying the Vanguard Funds is determined on a unit-method basis. The valuation of the Vanguard Funds is based on the closing market price of the assets which comprise the funds on the last business day of the plan year. Investments in the Stable Value Fund are carried at contract value (which equals original cost plus accrued interest less any distributions). The valuation of common stock in the Oryx Stock Fund and the LESOP Fund is based on the closing market price as reported on the New York Stock Exchange on the last business day of the plan year. Purchases and sales of securities are reflected on the trade-date basis. Dividend income is recognized on the ex-dividend date.

Gains and losses on disposition of assets are determined using historical average cost. The DOL requires realized and unrealized gains and losses to be determined using the asset value at the beginning of the plan year (referred to as the "current value method") rather than the historical cost basis. Accordingly, realized gain (loss) on investments and unrealized appreciation of assets as reported on the Form 5500 Annual Return/Report of Employee Benefit Plan of $600 thousand and $13,204 thousand, respectively, are different than those reported on the Statements of Income and Changes in Plan Equity, of $(3,972) thousand and $17,776 thousand, respectively.

FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures about fair value for all financial instruments in the Plan. All instruments, other than the investment contracts in the Stable Value Fund, are reported at fair value and require no additional disclosure. The fair value of investment contracts as of December 31, 1995 and 1994 is approximately $57,897 thousand and $60,130 thousand, respectively. Fair value was determined using a discounted cash flow analysis assuming market rates for similar contracts. However, the fair value disclosed is not that which would be realized due to restrictions on early redemption or sale of the contracts. The value of the ESOP note cannot be estimated because it is a special purpose loan made on non-standard terms which would have no value if transferred or exchanged. Participant loans are carried at original loan amounts less principal reductions. Such loan amounts approximate fair value.

ADMINISTRATIVE EXPENSES

All expenses related to the purchase and sale of securities are paid out of the respective assets of such funds. All administrative expenses related to the LESOP Fund are paid by the Company. All other expenses (other than those paid by the Company) incurred in administering the Plan are generally charged, pro rata, to each of the respective funds.

                ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                  NOTES TO FINANCIAL STATEMENTS, CONTINUED


     Statement Presentation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   CERTAIN FEDERAL TAX MATTERS:

     Tax Status of the Plan

     The Internal Revenue Service (IRS) issued the most recent favorable determination letter on May 28, 1994 stating that the Plan constitutes a qualified plan under Sections 401(a), 401(k) and 501(a) of the Code, and that the Plan qualifies as an ESOP under Section 4975(e)(7). As such, the assets and investment gains of the Plan are exempt from Federal income tax under Section 501(a) of the Code. The Company is entitled to a current deduction on its consolidated Federal income tax return for its contributions to the Plan on behalf of employees.

     Limits on Employee Contributions

     The IRS imposed limitation on employee pre-tax contributions is $9,240 for 1995 and is subject to upward adjustment for any increases in the cost of living as determined under IRS regulations. The pre-tax contributions, the combined post-tax contributions and Employer Contributions allocated to participants who come within the classification of Highly Compensated Employees (HCEs) as defined in the Code may not exceed certain technical limits under Sections 401(k) and 401(m) of the Code. Generally, the allowable percentage of such contributions for the HCEs is dependent upon the percentage of contributions made by all other employees. These limitations may have the effect of reducing the level of contributions initially selected by HCEs. Total Company and employee contributions may also be limited by
     Section 415 of the Code.

     Tax Effects Upon Participants

     The Federal income tax consequences analysis which follows includes relevant provisions of the Tax Reform Act of 1986. Under existing income tax law, qualification of the Plan has the following Federal income tax consequences, in general:

     (a) A participant will not be subject to tax on Employer Contributions, pre-tax contributions or additional employer contributions contributed to the Plan for his benefit, or earnings thereon, until such time as such amounts are distributed to him. Pre-tax contributions are subject to Social Security tax and are included as earnings to determine the participant's Social Security benefit. Pre-tax contributions are also used to determine the participant's benefit under any qualified retirement plans sponsored by the Company.

                ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                  NOTES TO FINANCIAL STATEMENTS, CONTINUED


     (b) Lump sum distributions of Employer Contributions, pre-tax contributions, including earnings thereon, and earnings on post-tax contributions (exclusive of any net unrealized appreciation described below) consisting of cash or Oryx Common Stock, upon a participant's retirement, death, termination of employment or the occurrence of one of several other qualifying events will be subject to income tax and possibly the additional 10 percent Federal tax described in paragraph (c). Certain large distributions may be partially subject to an additional Federal tax. Distributions may be eligible for ten-year or five-year forward averaging and/or limited capital gains treatment on pre-1974 contributions, which could significantly reduce the tax on the distributions. Unless otherwise elected, net realized appreciation on Oryx Common Stock distributed as part of a lump sum distribution will not be taxed upon distribution, but will be taxable when the recipient subsequently disposes of the Oryx Common Stock. A lump sum distribution or a portion thereof, excluding post-tax contributions, may be rolled over into an eligible retirement plan (including individual retirement plans), thereby deferring taxation on the portion rolled over until distribution from the eligible retirement plan. At such time, the distribution will be taxed at ordinary income tax rates if it is from an individual retirement plan, or possibly, in accordance with the special tax provisions discussed above if it is from an eligible retirement plan other than an individual retirement plan.

          If any portion of a payment to a participant is an eligible rollover distribution, the Plan is required by law to withhold 20 percent of that amount and remit it to the IRS as income tax withholding. The mandatory 20 percent withholding may be avoided if the eligible rollover distribution is paid directly from the Plan to an individual retirement plan or another eligible retirement plan.

     (c) In-service Plan asset (cash or Oryx Common Stock) withdrawals of pre-1987 post-tax contributions are not subject to income tax. Withdrawals of post-1986 post-tax contributions will be deemed to be withdrawals of both post-1986 post-tax contributions and earnings thereon with the latter subject to income tax. Such in-service withdrawals of Employer Contributions and other employer contributions, including earnings thereon and earnings on post-tax contributions, will also be subject to income tax when withdrawn. Taxable amounts will be taxed at ordinary income tax rates. In addition, with limited exceptions, taxable withdrawals will be subject to an additional 10 percent Federal tax if received before age 59-1/2, death, early retirement before age 55 or disability. Certain large distributions may be partially subject to an additional Federal tax. Unless the participant elects otherwise, net unrealized appreciation will be subsequently taxed as described in paragraph (b).

          Oryx Stock Fund dividend distributions paid to participants, if any, in accordance with Code Section 404(k) are subject to income tax at ordinary income tax rates but are not subject to the additional 10 percent Federal tax. Pre-tax contributions, or earnings thereon, cannot be withdrawn until retirement, death, termination of employment or the occurrence of one of several other qualifying events.

     (d) If a distribution consists of an annuity, the annuity generally will not be taxable at the time of distribution, but amounts received under such annuity will be taxed at ordinary income tax rates when received to the extent such amounts are not deemed to be a return of the participant's own post-tax contributions. If one of the exceptions described in paragraph (c) does not apply and generally if the payments are not substantially equal, the taxable amounts would also be subject to the additional 10 percent Federal tax. If the annuity forms part of a lump sum distribution, it will affect the tax payable on the distribution.

                ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                  NOTES TO FINANCIAL STATEMENTS, Continued

4.   ESOP NOTES:

     On August 1, 1989, the Company borrowed $110 million by privately placing ESOP Notes. The ESOP Notes had original maturities ranging from 15 to 20 years and original interest rates ranging from 8.43 percent to
     8.78 percent. Under the loan agreements, these interest rates were tied to the corporate tax rate. Effective January 1, 1993, the Revenue Reconciliation Act of 1993 increased the corporate tax rate from 34 percent to 35 percent, thus changing the interest rates on the ESOP Notes to range from 8.35 percent to 8.70 percent. The Company made an inside loan to the Plan equal to the proceeds from the issuance of the ESOP Notes for the purpose of acquiring Oryx Common Stock. The terms of the inside loan were substantially similar to the terms of the ESOP notes of the Company. In December 1989, the Plan completed the purchase of 2,864,805 shares at an average price of $38.40. This Oryx Common Stock is held by the Plan (LESOP Fund) in an unallocated suspense account. Employer Contributions have been made to the Plan to fund quarterly loan repayments on the inside loan. Shares are released from the suspense account as the loan is repaid and are allocated to eligible participants. No participant contributions will be required or permitted in paying off the loan. During 1994, Standard & Poor's downgraded the Company's debt rating. Subsequently, the holders of the ESOP Notes exercised their rights to require the Company to repay the notes in full at par (plus a makewhole premium).

     At December 31, 1995 and 1994, there were 2,139,234 shares of Oryx Common Stock with a market value of $28,612,254 and $25,403,393, respectively, held in the unallocated suspense account. LESOP Fund interest and any dividend income are used for debt service. Interest expense incurred by the Plan on debt with the Company was nil, $8,563,522 and $8,819,343 in 1995, 1994 and 1993, respectively. In accordance with a resolution of the Company's Compensation Committee of the Board of Directors, principal and interest payments on the inside note were suspended for 1995. Accordingly, the Plan did not accrue interest expense related to the ESOP note during such period.

     In March 1996, the Company received a private letter ruling from the IRS regarding certain items related to the Plan. The Compensation Committee will determine if the Company will resume making Employer Contributions in cash, which will be used to fund quarterly loan repayments on the inside note.

                ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                  NOTES TO FINANCIAL STATEMENTS, CONTINUED

5.  SUPPLEMENTAL FUND INFORMATION:

    Realized Gain (Loss) on Investments

    The realized gain (loss) on investments for each of the three years in the period ended December 31, 1995, were as follows:

                                                     1995                                       1994
                                    ------------------------------------      ------------------------------------
                                                 AVERAGE    NET REALIZED                   AVERAGE    NET REALIZED
                 FUND               PROCEEDS      COST       GAIN (LOSS)      PROCEEDS      COST       GAIN (LOSS)
  -------------------------------   --------     -------    ------------      --------     -------    ------------
                                                               (THOUSANDS OF DOLLARS)
  Balanced Index Fund               $ 2,885      $ 2,691     $   194           $4,370      $ 4,496     $  (126)
  Windsor II                          3,523        3,205         318            3,121        3,148         (27)
  U.S. Growth Portfolio               1,204        1,009         195              994          986           8
  Explorer Fund                       1,294        1,211          83              899          910         (11)
  International Growth Portfolio      2,716        2,643          73            1,684        1,663          21
  LESOP Fund                         15,976       18,860      (2,884)           7,407        9,452      (2,045)
  Oryx Stock Fund                     4,796        6,747      (1,951)           8,533       15,999      (7,466)
                                                             -------           ------      -------     -------
  Total realized loss                                        $(3,972)                                  $(9,646)
                                                             -------                                   -------
                                                             -------                                   -------

                                    1993
                  --------------------------------------
                                AVERAGE     NET REALIZED
  FUND            PROCEEDS       COST        GAIN (LOSS)
  -------         --------   ------------    -----------
                          (THOUSANDS OF DOLLARS)
  A               $12,585       $7,469        $ 5,116
  B                11,158        8,990          2,168
  D                 1,151        1,844           (693)
  ESOP              4,969        6,108         (1,139)
  L                   959        1,701           (742)
                                              -------
  Total realized gain                         $ 4,710
                                              -------
                                              -------

     Unrealized Depreciation of Investments

     The changes in unrealized depreciation of investments for each of the three years in the period ended December 31, 1995, were as follows:

                                                      1995         1994         1993
                                                    --------     --------     --------
                                                           (THOUSANDS OF DOLLARS)
  Beginning of Year                                 $(77,762)    $(66,258)    $(54,254)
  Unrealized Appreciation (Depreciation) for Year     17,776      (11,504)     (12,004)
                                                    --------     --------     --------
  End of Year                                       $(59,986)    $(77,762)    $(66,258)
                                                    --------     --------     --------
                                                    --------     --------     --------

                ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                  NOTES TO FINANCIAL STATEMENTS, CONTINUED


     Net Asset Value Per Unit

     The December 31, 1995 net asset value for mutual fund investments was:

                                                             NET ASSET
               FUND                           UNITS       VALUE PER UNIT
  ------------------------------            ---------     --------------
  Balanced Index Fund                       1,040,251        $12.77
  Windsor II                                  882,817         20.66
  U.S. Growth Portfolio                       294,300         20.35
  Explorer Fund                                99,459         49.95
  International Growth Portfolio              355,992         15.02


6.  PLAN AMENDMENTS:

    Effective August 1, 1995, a participant may elect to direct up to 25 percent of his investment value of the Company's contributions made on or after August 1, 1989.

                                                                 EXHIBIT A


                   CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of the Oryx Energy Company Capital Accumulation Plan on Form S-8 (Registration No. 33-24918) of our report dated May 31, 1996 included in this Form 10-K/A, on our audits of the financial statements of the Oryx Energy Company Capital Accumulation Plan as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995.


                                       /s/ COOPERS & LYBRAND L.L.P.

Dallas, Texas
May 31, 1996